Exhibit 10.84

Citi® Supplier Finance

Supplier Agreement and Supplier Setup Form Checklist

PAGES 1-8: Supplier Agreement (Automatic Discount)
☐ Please complete the date, your company’s legal* name and the state of incorporation/registration in the blank spaces at the top of page 1.

*  IMPORTANT: To minimize delays, please ensure the company name you provide on the Supplier Agreement (and Setup Forms) is the true and full legal name of your company as listed in your incorporation papers or business license. Include any applicable suffix such as “Inc.” or “LLC” that is listed. Your DBA (Doing Business As) name can be listed in parentheses after the legal name. Sole proprietors should list the company owner’s full legal name and then the DBA.

☐ Complete the “Notice Information” on pages 6.
☐ Have a representative who is authorized to execute agreements on behalf of your organization complete and sign the Supplier Agreement on page 7 (bottom left).
☐ Complete your company legal name at the top of the Supplier Pricing Schedule on Page 8.
Pages 9-11: Setup Form (Automatic Discount)
☐ Complete all fields marked with an asterisk (please fill in online, type, or print using black or dark blue ink).
☐ Bank Attachment. Attach 1 of the following:
☐ A bank statement, including bank name, account name and account number
☐A signed letter from your bank on bank letterhead verifying account name, account number routing number
☐An original voided check with printed company name
☐ Have the Setup Form signed by same authorized person who signs the Supplier Agreement.
Faxing and Mailing of Documents
☐ Fax or email all of the documents to:
Fax: 866-451-1051
Email: csfdocsus@citi.com
☐ Mail original Supplier Agreement, Setup Form, and Bank Attachment to:
Steven Lauricella
Citi
388 Greenwich Street, 25th Floor
New York, NY 10013

IMPORTANT INFORMATION ABOUT OPENING A NEW ACCOUNT AT CITIBANK N.A.

To help the United States Government fight terrorism and money laundering, Federal law requires us to obtain, verify, and record information that identifies each business or entity that opens an account or establishes a relationship. What this means for you: when you open an account or establish a relationship, we will ask for your business name, a street address, a tax identification number, and other information that Federal law requires us to obtain. We appreciate your cooperation.

©2008 Citibank, N.A. All rights reserved. Citi and Arc Design and Citibank are trademarks and service marks of Citigroup Inc. or its affiliates, used and registered throughout the world.

SUPPLIER AGREEMENT

Dated as of	January 14,	2014,	between	GOODMAN NETWORKS INCORPORATED	,
	month/day	year		full, registered legal name of your company (incl. “Inc.”, “LLC” or “Co.” if applicable)

	, a	Texas	corporation (“Supplier”),
any DBA in parenthesis here [ex: (DBA: ABC Tools)]		state of company registration

and Citibank, N.A., a national banking association (“Citibank”).

BACKGROUND

A. From time to time Supplier enters into commercial trade transactions with various buyers identified on Schedule 1 hereto (each, as the context shall require, a “Buyer”) for the sale of goods or services, resulting in Receivables (as defined below) owed by the respective Buyers to Supplier.

B. To facilitate the processing of such Receivables, and payments made with respect thereto, Supplier and Buyers intend to utilize one or more computerized settlement systems, including related services, equipment and soft-ware (as further defined in Article III of this Agreement and, as updated from time to time, collectively, the “System”) provided by Citibank. Citibank is prepared to provide Supplier with a license to the System, subject to the terms and conditions set forth in this Agreement.

C. From time to time Supplier wishes to sell to Citibank, and Citibank wishes to purchase from Supplier, Receivables that are processed through the System, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, conditions, representations and warranties contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Supplier and Citibank agree as follows:

ARTICLE I: DEFINITIONS

In this Agreement:

“Agreement” means this Supplier Agreement, including all Schedules hereto, as amended from time to time.

“Asset Representations” means the representations and warranties of Supplier set forth in Sections 5.2(a) and (b).

“Business Day” means a day on which The Federal Reserve Bank of New York is open for business.

“Credit Note” means the information (including amount) uploaded to the System by the Buyer with respect to any charge, claim, offset, reduction, or any other right, dispute or claim of the relevant Buyer against the Supplier under which the relevant goods or services were supplied to the relevant Buyer.

“Designated Account” means the bank account identified in the Setup Form completed by Supplier in order for Citibank to implement the services contemplated in this Agreement; provided that in the event Supplier has a pre-export finance or similar facility with Citibank or any of its branches or affiliates, the Designated Account shall be in the name of, or otherwise subject to the security interest or other charge of, Citibank or such branch or affiliate.

“Discount Offer” and “Discount Proceeds” have the meanings set forth in Section 2.1, and “Discount Charge” has the meaning set forth in Schedule 1.

“Equipment” means all equipment provided by or on behalf of Citibank to Supplier for the purpose of accessing or using the System, including all authentication products.

“Intellectual Property Rights” means all rights in inventions, patents, copyrights, design rights, database rights, trademarks and trade names, service marks, trade secrets, know-how and other intellectual property rights (whether registered or unregistered) and all applications and rights to apply for any of them anywhere in the world that apply to the Licensed Resources.

“License” has the meaning set forth in Section 3.1.

“Licensed Resources” means, collectively, the System and the Policies and Procedures.

“Losses” shall mean any claims, liabilities, losses, damages, costs or expenses, including reasonable attorneys’ fees and disbursements, other dispute resolution expenses (including reasonable fees and expenses in preparation for a defense of any investigation, litigation or proceeding) and costs of collection.

“Message” has the meaning set forth in Section 2.4.

“Party” or “Parties” means each or both of Supplier or Citibank, as the context requires.

“Payment Notification” means the notification sent by Citibank, in its capacity as paying agent for Buyer (the “Paying Agent”), to Supplier through the System, notifying Supplier that Buyer has instructed the Paying Agent to make payment from Buyer’s account of a specified amount on a specified date in payment of Receivables less the sum of any Credit Notes that have been uploaded into the System and applied against such Receivables.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, trust, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, governmental body or any other entity.

“Policies and Procedures” means all tangible printed information (including any in electronic form) provided from time to time by or on behalf of Citibank to Supplier in connection with the use of the System.

“Receivables” means Supplier’s rights to receive payment from Buyers (or any parent or other affiliate thereof that has undertaken to make payment) in respect of bona fide obligations of Buyers arising out of Supplier’s sale and delivery of goods and services, in each case as evidenced by a Payment Notification.

“Software” means all software, programming or object code provided by or on behalf of Citibank to Supplier for utilizing a computer or like device to use the System.

“System” has the meaning set forth in the Recitals hereto.

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“System Access Fee” means the fee charged by Buyer to the Supplier (and collected by Citibank) for providing access to and use of the System, calculated in accordance with the Pricing Schedule.

“U.S. Person” means a Person incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

ARTICLE II: RECEIVABLES SALE AND PURCHASE

2.1 Discount Offer. Upon receipt of a Payment Notification, Supplier is deemed to automatically offer to sell to Citibank the Receivables (a “Discount Offer”) evidenced by such Payment Notification at a price (the “Discount Proceeds”) equal to the face amount of the Receivables less the sum of any Credit Notes that have been uploaded to and shown in the System and have been applied against the Receivables as specified in the Payment Notification, less the applicable Discount Charge, System Access Fee and other fees and charges (as further described in Article IV and the Schedule 1 hereto.)

2.2 Discount Acceptance. Citibank, at its option, may accept Supplier’s offer by purchasing the offered Receivables on or before the close of business on the second Business Day following its receipt of the Discount Offer (the “Discount Offer Period”), by depositing the Discount Proceeds therefor in the Designated Account. If Citibank has not deposited the Discount Proceeds with respect to an offered Receivable by the end of the applicable Discount Offer Period (unless otherwise notified in writing by Citibank of an extension, not to exceed 2 Business Days), the offer shall be deemed not accepted by Citibank and rescinded by Supplier, in which case the Paying Agent will make payment to the Designated Account on the payment date specified in the Payment Notification (to the extent funds are provided for such payment by the relevant Buyer, as provided in Section 2.5) less any System Access Fee or other fees or charges payable in accordance with the Pricing Schedule. Citibank will not consider Discount Offers where: (a) the Discount Offer is for Receivables belonging to a Buyer that is (i) the subject of bankruptcy, insolvency or similar proceedings, (ii) in breach of its financial obligations, or (iii) deemed by Citibank, in its sole discretion, to be undergoing material adverse changes; or (b) Supplier is (i) the subject of bankruptcy, insolvency or similar proceedings, (ii) in breach of its financial obligations, or (iii) in breach of any representations, warranties or covenants set forth in this Agreement; provided that where Citibank accepts such a Discount Offer, Citibank shall have the full rights and remedies contemplated under this Agreement, including those set out in Sections 2.3 and 6.5.

2.3 Receivables Purchase. Supplier hereby agrees that, simultaneously with Citibank’s deposit in the Designated Account of the Discount Proceeds set forth in the Discount Offer, Supplier (i) shall have transferred to Citibank all of Supplier’s present and future right, title and interest in, to and under the Receivables to which such Discount Offer relates, and (ii) be deemed to have provided notice to the Paying Agent of Supplier’s designation of Citibank as the entity to receive payment of the amount specified in Buyer’s Payment Notification with respect to such Receivables. No further writing shall be necessary to evidence such transfer of ownership. Notwithstanding the foregoing, Supplier agrees to sign all such other documents, and take all such further actions, as Citibank may reasonably request from time to time to evidence this transfer of ownership.

(b) Supplier hereby agrees that its obligations under this Agreement and any Discount Offers issued by it shall not be affected by the invalidity, unenforceability, existence, performance or non-performance by Supplier or Buyer (including partial payment or late payment) of the relevant underlying transaction, which (and any liability for which) shall be between Supplier and the relevant Buyer only.

(c) It is the intention of Supplier and Citibank that each purchase and sale of Receivables pursuant to this Article II shall constitute a true sale, which sale will be absolute and irrevocable and provide Citibank with the full benefits and burdens of ownership of such Receivables. The sale of Receivables hereunder is made without recourse to Supplier, except in the case of a breach by Supplier of any Asset Representation with respect to any Receivable; provided, however, that such sale does not constitute and is not intended to result in an assumption by Citibank of any obligation of Supplier or any other Person arising in connection with the Receivables or any other obligations of Supplier.

2.4 Messages. Supplier shall use the System to send all information, instructions and messages (“Messages”) under this Agreement (including, without limitation, any updates to the Supplier’s list of personnel authorized to use the System on Supplier’s behalf). Any Message sent or deemed to have been sent by Supplier via the System is valid and binding on Supplier, and Citibank is entitled to rely thereon, irrespective of any error or fraud contained therein or the identity of the individual who sent the Message, except to the extent that such error or fraud or use of the System by an unauthorized third party is a result of the failure by Citibank to use commercially reasonable security measures to prevent unauthorized access to the System. Supplier agrees that the act of sending a Message electronically in accordance with this Agreement is as legally binding as if Supplier had manually executed and delivered that Message in written form, and that Supplier will not contest the validity, legally binding nature or enforceability of that Message on the basis that the act of sending the Message electronically is invalid or not binding on Supplier.

2.5 Charge-Back. In the case of any Payment Notification as to which Citibank is deemed not to have accepted a Discount Offer for the purchase of the related Receivables, the Paying Agent shall have no obligation to make the payment specified in the Payment Notification unless the Paying Agent has received from the relevant Buyer a corresponding and final payment in cleared funds of the relevant amount. If the Paying Agent makes such payment before such receipt, the Paying Agent may reverse all or part of such payment, make an appropriate entry to the Designated Account (if applicable) and require repayment of an amount corresponding to each payment.

ARTICLE III: LICENSE TO THE SYSTEM

3.1 License Grant. (a) Subject to the terms and conditions set forth herein, Citibank hereby grants Supplier a limited, personal, non-exclusive, nontransferable license and right, without the right to further sublicense, during the term of this Agreement, to access and use the Licensed Resources, solely for the purposes contemplated by this Agreement (the “License”). Except as expressly set forth in this Agreement, Supplier shall have no other right (including any ownership right or intellectual property right), title or interest to or in the Licensed Resources or any portion thereof.

(b) Supplier acknowledges that all right, title and interest in and to the System, including without limitation, all Intellectual Property Rights, are vested, and shall remain vested, in Citibank and its licensors. Notwithstanding anything to the contrary contained herein and except as otherwise may be expressly agreed in writing, all right, title and interest in and to revisions, upgrades, updates, derivative works and other improvements to the System shall vest solely in Citibank and its licensors. Except for the grant herein by

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Citibank to Supplier of the License, nothing in this Agreement shall act to operate as an assignment or other transfer of any of such rights to Supplier.

3.2 Usage. (a) Supplier shall access and use the System only in accordance with this Agreement and the Policies and Procedures. Supplier shall remain informed as to any updates to the Policies and Procedures that may be implemented from time to time. Approval of an update shall be deemed to be given if Supplier continues to utilize the System subsequent to the publication of any such update.

(b) Supplier shall promptly use any successors, updates, new releases or replacements of any portion of the Equipment or Software provided to it from time to time by Citibank or otherwise, for use in accessing the System, and cease to use the previous version or release of such portion.

(c) Supplier shall have the right under the License to use the content of the System website on a computer screen, to print reasonable extracts from the website, and to save reasonable copies to Supplier’s hard drive, in each case solely for the purposes contemplated by this Agreement. All other copying, distribution or commercial use of any of the content of the website is strictly forbidden. Except for the limited right granted by this Section 3.2(c), no other right or license is granted in respect of the content of the website.

(d) Supplier does not have the right to, and shall not, without the written consent of Citibank, alter or modify the whole or any part of the Licensed Resources.

3.3 Security. Supplier shall safeguard and keep confidential, and put into effect and maintain commercially reasonable security measures to safeguard and keep confidential, the Licensed Resources. In furtherance of the foregoing, Supplier agrees that:

(i) it will not knowingly interfere with, defeat, circumvent or tamper with any information or instruction that is, by the terms of this Agreement or the Policies and Procedures, to be transmitted through the System, or with the restrictions on use of functionality or access to information on any portion of the System, or attempt to do so;

(ii) it will not knowingly introduce into any portion of the System any virus or other data or code that harms, or may adversely affect, the operation of the System; and

(iii) it will ensure that all Messages being communicated by Supplier through the System are sent in accordance with this Agreement and the Policies and Procedures.

3.4 System Availability. Supplier acknowledges and agrees that: (i) Citibank does not represent or warrant that the System will be error-free; (ii) there will be downtime from time to time when the System cannot be accessed; and (iii) Supplier is responsible for providing and maintaining, and Citibank has no liability or responsibility in respect of, equipment not supplied by or on behalf of Citibank, or utility services that Supplier utilizes as a result of its participation in the System and maintaining a link to the System.

ARTICLE IV: FEES, CHARGES AND TAXES

4.1 Fees and Charges. From time to time, Citibank will provide to Supplier a pricing schedule that (i) discloses all processing, licensing or other fees or charges (including any document examination or other processing charges applicable to an associated open account servicing relationship established for Buyer, if applicable) (ii) describes the method used to calculate the applicable Discount Charge and System Access Fee and (iii) sets the effective period (and any renewal periods) with respect thereto (the “Pricing Schedule”). Citibank’s agreement to purchase Receivables owed by a particular Buyer shall be subject to the terms of the Pricing Schedule. For the avoidance of doubt, any changes to the Pricing Schedule (as permitted therein) shall not affect the Discount Charge or System Access Fee applicable to purchases scheduled for consummation pursuant to any Discount Offer then outstanding. The initial Pricing Schedule is set forth as Schedule 1 hereto.

4.2 Taxes. Any and all payments made to Citibank hereunder or under any instrument delivered hereunder shall be made free and clear of, and without deduction for, any and all present and future taxes (including, without limitation, value-added taxes and withholding taxes), levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, excluding, in the case of Citibank, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which Citibank is organized or any political subdivision thereof and taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of any Citibank branch or affiliate or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities hereinafter referred to as “Taxes”). If Supplier shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other instrument to be delivered hereunder to Citibank, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this paragraph), Citibank receives an amount equal to the sum it would have received had no such deductions been made, (ii) Supplier shall make such deductions and (iii) Supplier shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. In addition, Supplier shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any other instrument to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or any other instrument to be delivered hereunder (hereinafter referred to as “Other Taxes”). Supplier shall indemnify Citibank for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, any taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this paragraph) imposed on or paid by Citibank or any affiliate of Citibank in respect of any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date Citibank makes written demand therefor. Within 30 days after the date of any payment of Taxes, Supplier shall furnish to Citibank - at the following address: Tax Director - Int’l Compliance, Corp. Tax Dept., Citibank, N.A., 2 Court Square , Long Island City, NY, USA, 11120 - the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under any other documents to be delivered hereunder by or on behalf of Supplier, if Supplier determines that no Taxes are payable in respect thereof, Supplier shall, at Citibank’s request, furnish, or cause the payor to furnish, to Citibank, an opinion of counsel acceptable to Citibank stating that such payment is exempt from Taxes.

ARTICLE V: REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Mutual Representations and Warranties of the Parties. Each of Supplier and Citibank represents and warrants as follows: (i) it is validly existing and in good standing and has the power to enter into

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and perform, and has all necessary authorizations for the entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement; (ii) this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with the Agreement’s terms; and (iii) its execution, delivery and performance of this Agreement does not contravene its constitutive documents or any contract binding on or affecting it or any of its properties, does not violate any applicable law, regulation or order, and does not require any notice, filing or other action to or by any governmental authority, except for the financing statements, notices, registrations, documents, instruments and actions referred to in Section 5.3(f).

5.2 Supplier Representations and Warranties. Supplier hereby agrees that, by entering into this Agreement, Supplier will be deemed to have made the representations and warranties under Section 5.1, and each of the following representations and warranties, both as of the date of each Discount Offer and as of the date any such offer is accepted by Citibank pursuant to Section 2.2:

(a) Each such Receivable (i) is the exclusive property of Supplier, free and clear of all security interests, liens or claims of any kind; (ii) is based on a sale of goods or services that (A) have been delivered to and accepted by the relevant Buyer, (B) in relation to which all of Supplier’s obligations have been performed by it in full, and (C) which complies with all applicable legal requirements; (iii) constitutes a valid, binding and unconditional obligation of the relevant Buyer to pay the full amount of such Receivable, free of any defense, set-off or counterclaim; and (iv) is not disputed by Buyer or any other Person, and is not the subject of any legal or arbitral proceeding.

(b) On the date hereof and at the time of each sale of Receivables hereunder, Supplier is not and will not be insolvent or unable to pay its debts (including subordinated and contingent debts), nor could it be deemed by a court to be unable to pay its debts, all within the meaning of the law in the jurisdiction of its organization, nor will it become so in consequence of its entering into this Agreement and/or its sale of Receivables to Citibank hereunder.

(c) If Supplier provides Citibank with personal data about itself or its authorized users, Supplier warrants that such data has been given with the consent of each individual and in compliance with applicable personal data protection and privacy legislation. Supplier consents to the disclosure by Citibank of such data to Buyers to the extent such data is needed in connection with the delivery of any Payment Notification.

5.3 Supplier Covenants. Supplier hereby covenants and agrees with Citibank as follows:

(a) Supplier shall use the System solely to settle genuine and lawful commercial trade transactions, arising in the ordinary course of business, for the sale and purchase of goods or services between Supplier and Buyers. Supplier shall not use the System for investment or arbitrage purposes, or for any money laundering purpose, or in contravention of any law or regulation.

(b) Supplier shall comply with all relevant laws and regulations applicable to this Agreement, the Receivables and transactions conducted using the System including, without limitation, all applicable export control laws, and shall keep its state or other place of incorporation or organization and the office where it keeps its records concerning the Receivables at the address set forth in Section 6.9. Supplier shall timely and fully perform and comply with all material provisions required to be observed by it under the contracts related to the Receivables and promptly inform Citibank of any breach or default by Supplier or any Buyer of any of the terms thereof.

(c) Supplier shall not (i) sell or otherwise dispose of or permit any encumbrance on the Receivables other than Citibank’s interest therein, (ii) amend or extend the payment terms of any purchased Receivable or (iii) take or omit any action that might in any way prejudice or limit Citibank’s rights with respect to any Receivable or this Agreement.

(d) Supplier shall maintain and implement administrative and operating procedures, and keep and maintain all documents, books, records and other information reasonably necessary for the collection of all Receivables, and with respect to compliance of the underlying commercial transactions with applicable law. Supplier shall retain each record required to be maintained under this Section 5.3(d) during the term of this Agreement and, if applicable, for such longer period as may be required by law. Supplier shall make such procedures, documents, books, records and other information available to Citibank and its agents, representatives and relevant authorities upon request, and shall allow copies or extracts thereof to be made, as Citibank deems necessary. All information provided by Supplier to Citibank from time to time in connection with this Agreement shall be true and accurate in all material respects, and Citibank is hereby authorized from time to time to verify information about Supplier.

(e) Supplier will (i) mark its computer records relating to any Receivables purchased by Citibank with a legend evidencing that Citibank has purchased such Receivables, and (ii) at Citibank’s request, transfer possession to Citibank of all the receipts, order slips, acceptances, and other records or documentation pertaining to the sale of goods or services to which such Receivables relate. Supplier shall maintain procedures (including, without limitation, an ability to recreate records evidencing specific Receivables and related contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information that are reasonably necessary for collecting all Receivables (including, without limitation, records adequate to permit the daily identification of each Receivable and all collections or adjustments with respect thereto).

(f) Supplier hereby irrevocably authorizes Citibank, in its sole discretion, to file one or more financing statements (and other similar instruments) and amendments thereto and, if Supplier is not a U.S. Person, any other notice, registration, document or instrument required under the laws of Supplier’s jurisdiction of organization, and to take any other action, relative to all or any part of the Receivables purchased by Citibank, without the signature of Supplier, to the extent permitted by applicable law, in each case as may be necessary or appropriate in order to perfect and maintain the perfection of Citibank’s ownership of and security interest in such Receivables. If not so permitted by applicable law, or in such other circumstances as Citibank may reasonably request, Supplier will execute and file any such financing statements and amendments thereto, and such other notices, registrations, documents and instruments, and will take any other required action, as may be necessary or appropriate to perfect and maintain the perfection of Citibank’s ownership and security interest in such Receivables. If Supplier is a U.S. Person, Supplier shall not (i) change its location (as defined in Section 9 307 of the New York UCC) or (ii) change its name from its current legal name without providing Citibank at least 30 days prior written notice.

ARTICLE VI: MISCELLANEOUS

6.1 Waivers; Severability. No delay or failure of any Party hereto in exercising any right, privilege or option under this Agreement shall operate as a waiver of such or of any other right, privilege, or option. If any provision of this Agreement is or becomes illegal or invalid under any applicable law, the validity of the remaining provisions shall not be affected thereby.

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6.2 Limitation on Liability. (a) Citibank shall be entitled to rely on any communication sent or purported to be sent by Supplier, irrespective of any error or fraud contained in the communication or the identity of the individual who sent the communication, and shall not be liable for any action taken or omitted in reliance on any notice, direction, consent, certificate, affidavit, statement, designation or other paper or document reasonably believed by it to be genuine and to have been duly and properly signed or presented to it by Supplier.

(b) Except for liabilities to third parties relating to defense and indemnification obligations hereunder, neither Party shall be liable to the other Party or responsible for any loss of business or profits, revenue or goodwill, or any indirect or consequential, special, exemplary or punitive losses or damages, whether arising from negligence, breach of contract or otherwise, even if informed of the possibility of those losses or damages.

(c) Citibank shall not be liable for any Losses arising out of or relating to any of its actions or omissions to act hereunder, except to the extent that any such Losses are caused by Citibank’s gross negligence or willful misconduct.

(d) Neither Party shall be deemed to be in default of any of the obligations required to be performed by it under this Agreement to the extent that performance thereof is delayed, hindered or becomes impossible because of any act of God or public enemy, hostilities, war (declared or undeclared), terrorist activities, act of sabotage, earthquake, flood, hurricane, storm, explosion, fire, labor disturbance, strike, riot, epidemic, act of government, power interruption or transmission failure or any cause of a similar nature beyond the reasonable control of such Party.

6.3 No Implied Duties or Warranties. Citibank shall be obliged to perform such duties and only such duties as are specifically set forth herein, and no implied duties or responsibilities shall be read or implied into this Agreement against Citibank. Notwithstanding any other provision elsewhere contained in this Agreement, Citibank shall have no duties or obligations hereunder to any Person or entity other than Supplier and, without limiting the foregoing, does not assume any obligation or relationship of agency or trust hereunder for, or with, Supplier, Buyers, or any other Persons. Except as expressly provided in this Agreement, no representation, warranty, term or condition, express or implied, statutory or otherwise, is given or assumed by Citibank in respect of the Licensed Resources. Without limiting the foregoing, Supplier understands that Citibank is not giving any representation or warranty as to condition, performance, fitness for purpose, suitability, merchantability, quality or otherwise, or of non-infringement, and that the Licensed Resources are provided as is, except as expressly provided herein.

6.4 Confidentiality. (a) Each Party agrees to maintain the confidentiality of any Confidential Information (as defined below) of the other Party to which it has access under the System or otherwise under this Agreement, and to use such Confidential Information only for the purposes of exercising its rights and performing its obligations under this Agreement, and not for its own personal gain or benefit. “Confidential Information” shall mean information of a Party that the other Party knows or reasonably should know to be confidential to such first Party.

(b) Notwithstanding the foregoing:

(i) either Party may disclose Confidential Information obtained from the other Party to any authority of competent jurisdiction if disclosure is required pursuant to a court order or instruction of any regulatory or supervisory authority having jurisdiction over it, provided that the disclosing Party shall have given the other Party prompt notice thereof (unless it has a legal obligation to the contrary) so that the other Party may seek a protective order or other appropriate remedy to prevent disclosure; and

(ii) Citibank may disclose Confidential Information obtained from Supplier:

(1) to its subsidiaries and affiliates,

(2) to its professional advisers, auditors and other service providers (such as rating agencies and third-party trustees),

(3) any Person to (or through) whom Citibank sells, assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement or any Receivables, or a counterparty in (x) a securitization or similar transaction in relation to which any Receivables or this Agreement forms a part of the asset pool or collateral pool, (y) a sub-participation in relation to any Receivables or this Agreement, or (z) any other transaction (including credit derivative transactions) under which payments are to be made by reference to any Receivables or this Agreement, and

(4) any Person with whom Citibank is merging or consolidating or proposing to merge or consolidate.

6.5 Indemnity. Supplier shall defend, indemnify and hold harmless Citibank and its affiliates, employees, directors, officers, and agents (each, an “indemnified party”), from and against all Losses, including Losses relating to the enforcement of this indemnity, arising out of or in any way relating to (i) any breach of Supplier’s obligations under this Agreement, including any representations under Section 5 being untrue or inaccurate, (ii) Citibank’s reliance on any Message sent by Supplier using the System (iii) any dispute with respect to the commercial transaction giving rise to any Receivable, or (iv) any claim that any Message or other material transmitted or uploaded onto the System by Supplier infringes or misappropriates any third party intellectual property rights, except to the extent that such Losses are caused by the gross negligence or willful misconduct of such indemnified party.

6.6 Assignment. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that Supplier may not assign any of its rights or obligations hereunder without Citibank’s prior written consent, given in its sole discretion. Citibank shall have the right without the consent of or notice to Supplier to sell, transfer, assign, or grant participations in the Receivables and all or any part of, or any interest in, Citibank’s obligations, rights and benefits hereunder.

6.7 Termination. Either Party may terminate this Agreement for any reason upon 30 days’ prior written notice to the other Party. Either Party may terminate this Agreement upon five days’ prior written notice if the other Party is in breach of, or fails to perform any of its material obligations under, this Agreement. Citibank may terminate or suspend Supplier’s access to the Licensed Resources, with immediate effect upon notice to Supplier, in the event any licensor of the Licensed Resources terminates or suspends, as the case may be, Citibank’s right to provide the Licensed Resources to Supplier. Upon notice of termination, Supplier shall no longer issue Discount Offers to Citibank and Citibank will no longer accept Discount Offers from Supplier.

6.8 Survival. All covenants made herein shall continue in full force and effect so long as any purchased Receivable remains outstanding. All confidentiality, security and indemnity obligations and all limitation of liability provisions contained in this Agreement shall survive and remain in full force and effect notwithstanding termination of this Agreement.

5

6.9 Notices. Except as otherwise expressly contemplated herein, all notices pursuant to this Agreement shall be in writing, duly signed by the Party giving such notice, and shall be delivered, emailed, faxed or mailed, as follows:

If notice is given to Supplier1:

Supplier Name:	Goodman Networks Incorporated

Attention:	Randal S. Dumas
Address:	6400 International Pkwy, Suite 1000
Plano, TX 75093
Email:	rdumas@goodmannetworks.com
Phone:	(972) 421-5197
Fax:	(972) 243-3931

If notice is given to Citibank:

Citibank, N.A.

388 Greenwich Street, 25th Floor

New York, NY 10013

Attn: Deborah Bennett

Phone: 212-816-7019; Fax: 212-816-2265

6.10 Entire Agreement; No Third Party Beneficiaries; Amendments. (a) This Agreement embodies the entire agreement between Supplier and Citibank relating to the subject matter hereof, and supersedes all prior agreements relating to this subject matter. (b) This Agreement shall not be construed to confer any right, benefit, remedy or claim upon any Person other than Supplier and Citibank and their respective successors and permitted assigns. All amendments and waivers to this Agreement must be in writing and signed by or on behalf of each of the Parties.

6.11 Counterparts. This Agreement may be executed in any number of counterparts, which taken together shall constitute a single copy of this Agreement.

6.12 Governing Law; Jurisdiction. This Agreement is governed by the laws of the State of New York. The Parties agree that any New York State court or Federal court sitting in New York City or an appellate court having appellate jurisdiction over such courts has non-exclusive jurisdiction to settle any disputes in connection with this Agreement, and submit to the jurisdiction of those courts. Each Party waives: (i) any right to immunity from jurisdiction to which it may be entitled (including, to the extent applicable, immunity from pre-judgment attachment and post-judgment attachment and execution) and (ii) any objection to venue or any claim of inconvenience in connection with a proceeding brought in such a court. Supplier agrees that any service of process or other notice of legal process may be served upon it by mail or hand delivery if sent to:

Supplier Authorized Agent’s Name:	Goodman Networks Incorporated

Attention:	Skip Hulett
Address:	6400 International Pkwy, Suite 1000
Plano, TX 75093

which Supplier now designates as its authorized agent for service of process in relation to this Agreement. (If no authorized agent is designated in the space provided above, Supplier agrees that process shall be deemed served if sent to its address given for notices in Section 6.9.) Supplier agrees that nothing in this Agreement shall affect Citibank’s right to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Supplier in any other jurisdiction. Supplier agrees that final judgment against it in any action or proceeding shall be enforceable in any other jurisdiction by suit on the judgment, a certified copy of which shall be conclusive evidence of the judgment, and any recovery by Citibank pursuant to any judgment that is expressed in or converted into any currency other than U.S. Dollars, shall not discharge the obligation except to the extent that such recovery results in the actual receipt by Citibank in New York of the full amount of U.S. Dollars owed.

6.13 WAIVER OF JURY TRIAL. THE PARTIES WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM THIS AGREEMENT.

[1]	Please note the information contained in this Notice section should be consistent with the “Company Primary Contact Details” on the Supplier Setup Form.

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of the date and year written.

GOODMAN NETWORKS INCORPORATED		CITIBANK, N.A.
(Supplier Legal Company Name)

By:	/s/ Randal S. Dumas	By:	/s/ Deborah A. Bennett
	(Signature)		(Signature)

Name (printed):	Randal S. Dumas	Name (printed):	Deborah A. Bennett

Title:	Chief Financial Officer	Title:	Director

Date:	1/14/14	Date:	212-816-7019

©2008 Citibank, N.A. All rights reserved. Citi and Arc Design are trademarks and service mark of Citigroup Inc., used and registered throughout the world.

Schedule 1

SUPPLIER PRICING SCHEDULE

Supplier’s Legal Company Name (please complete):	GOODMAN NETWORKS INCORPORATED

Buyer: AT&T Services, Inc.

A.	Receivables Discounting Fees and Charges:

“Discount Charge” for each Discount Offer is defined as the Payment Amount multiplied by the Discount Rate;

Discount Charge = Payment Amount x Discount Rate.

Where:

“Payment Amount” is the face amount of Receivables due from a Buyer on the Payment Due Date less the sum of any Credit Notes that have been uploaded into the System and have been applied against the Receivables, as set forth in the Payment Notification.

“Discount Rate” means the annual percentage rate, calculated as the sum of the LIBOR prevailing on the Discount Date and the Spread, multiplied by the Discount Acceptance Period and divided by 360:

Discount Rate = (LIBOR + Spread) x (Discount Acceptance Period / 360).

“Spread” is equal to 1.00 % per annum.

“LIBOR” (London Inter-Bank Offered Rate) is the US-dollar LIBOR for the period most closely corresponding to the Discount Acceptance Period, as determined by Citibank, as quoted on the Discount Date by the British Banking Association and published the following day in The Wall Street Journal. If the Discount Acceptance Period falls between two quoted LIBOR periods, then the straight-line interpolation method will be used to derive the appropriate LIBOR.

“Discount Acceptance Period” is the number of days in the period starting from (and including) the date the Discount Proceeds are remitted by Citibank to the Designated Account until (but excluding) the Payment Due Date.

“Discount Date” means the date that the System processes each Discount Offer.

“Payment Due Date” means the date payment by a Buyer of the Payment Amount is due as specified in the Payment Notification.

B.	Other Fees and Charges:

“System Access Fee” in respect of each Payment Amount is calculated according to the following formula:

System Access Fee = Payment Amount x System Access Fee Rate x (System Access Fee Period /360)

Where:

“System Access Fee Rate” is equal to % per annum. WAIVED

“System Access Fee Period” is the period starting from (and including) the Business Day after the Payment Notification is shown in the System to (but not including) the Business Day before the Payment Due Date.

C.	Effective Date:

1)	The Effective Date of this initial Pricing Schedule is the date set forth in the first line of this Agreement.

2)	The above pricing shall be effective commencing on the Effective Date and shall continue until termination of this Agreement in accordance with Section 6.7 thereof (the “Termination Date”); provided, however, Citibank may, at any time, change the above pricing (or any subsequent pricing) in its sole discretion upon at least thirty (30) days prior notice to Supplier, with such new pricing to be effective commencing on the 30th day following such notice and continuing through and including the Termination Date.

D.	Buyer:

1)	For the purposes of this Agreement, “Buyer” shall mean AT&T Services, Inc. and its various subsidiaries and affiliates that are obligors on the Receivables purchased hereunder and any other customers of Supplier that Citibank and Supplier agree to add to this Agreement as a “Buyer”, by adding one or more additional Schedule 1(s) hereto.

For Internal Use of Citibank
Supplier Control No:.	ATT

Citi® Supplier Finance

Setup Form – New Supplier Account Setup

Account Type: Automatic Discount

This Setup Form should be used to automatically convert the balance of your receivables account to cash. All fields are to be in English. Those marked with * are mandatory. Please type or print clearly in black or dark blue ink.

1. Company Details
* Company Name (Full legal, registered name, including any suffix, such as “Inc.” Include any DBA in parentheses):
GOODMAN NETWORKS INCORPORATED
* Taxpayer ID: 74-2949460
* State and Country of Incorporation: TEXAS
* Address of Company Headquarters: 6400 International Pkwy, Suite 1000
* City: Plano	* State/Province: TX	* Postal Code: 75093
* Country: USA	Main Phone Number: (972) 406-9692
Company Website Address/URL:

2. Company Bank Account Details (for directing discounted proceeds)
Attach original voided check or copy of bank statement or bank letter. See page 11 for details.
* Bank Name: PNC Bank, N.A.	* Account Number: 8026259252
* Name on Bank Account: Goodman Networks, Inc - Collection Account
* Bank Routing Number (ABA) : 031207607	* Bank Account Type ¢ Checking ☐ Savings
* Address: 2100 Ross Avenue Suite 1850
* City: Dallas	* State/Province: TX	* Postal Code: 75201

3. Company Primary Contact Details (for service-related matters)
Title (Mr., Ms., etc.): Mr.	* First Name: Randal
* Last Name: Dumas	* Job Title: Chief Financial Officer
* Telephone No. & Ext: (972) 421-5197	* Fax Number: (972) 243-3931
* Email Address: rdumas@goodmannetworks.com
* Address (street, city and state): 6400 International Pkwy, Suite 1000, Plano, TX 75093
* Postal Code: 75093	* Country:
* Is Primary Contact also to be a User of the Citibank System? ☐ Yes ☒ No
* If yes, please complete user section of Setup Form.

Supplier’s Authorized Signatory		For Internal Use of Citibank

* Signature:	/s/ Randal S. Dumas	Signature:
* Name (printed):	Randal S. Dumas	Name (printed):
* Date:		Date:

	Referring Buyer Co.:	AT&T Services, Inc.
©2008 Citibank, N.A. All rights reserved. Citi and Arc Design and Citibank are trademarks and service marks of Citigroup Inc. or its affiliates, used and registered throughout the world	Supplier Control No.:	ATT

Citi® Supplier Finance

Setup Form - Bank Attachment

Account Type: Automatic Discount

PLEASE ATTACH 1 OF THE FOLLOWING:

•	A bank statement including bank name, account name and account number

•	A signed letter from your bank on bank letterhead verifying the account name, account number and routing number.

•	An original voided check with printed company name*

*	If attaching a check to this page, please use tape, not staples.

©2008 Citibank, N.A. All rights reserved. Citi and Arc Design are trademarks and service mark of Citigroup Inc., used and registered throughout the world.

Citi® Supplier Finance

Setup Form – New Supplier Account Setup

Account Type: Automatic Discount

This Setup Form should be used to automatically convert the balance of your receivables account to cash. All fields are to be completed in English. Those marked with * are mandatory. Please type or print clearly in black or dark blue ink.

4. CTX Payment Request

Remittance Details Note: If you currently receive Financial EDI through the ACH network and want to receive your remittance details via a CTX formatted ACH Payment sent to your financial institution, tick the box to the right. Please note that banks often charge a separate fee to process CTX payments. Also note, irrespective of whether or not you choose to receive a CTX formatted ACH payment, you will receive your full remittance details without charge via the System.	☐ Yes, please send a CTX formatted ACH payment to my bank.

5. User Details (individuals requiring access to the system)
Individual User 1
Title (Mr., Ms., etc.)	Mr.
* First Name	Larry
* Last Name	LeBlanc
Job Title	VP-Finance
* Email Address	lleblanc@goodmannetworks.com
* Telephone Number & Ext.	972-421-5477

Individual User 2
Title (Mr., Ms., etc.)	Mr.
* First Name	David
* Last Name	Glass
Job Title	Treasury Director
* Email Address	dglass@goodmannetworks.com
* Telephone Number & Ext.	972-421-5193

Individual User 3
Title (Mr., Ms., etc.)	Ms.
* First Name	Laura
* Last Name	Hamelin
Job Title	Cash Manager
* Email Address	lhamelin@goodmannetworks.com
* Telephone Number & Ext.	972-421-5140

Additional Users: If you need to set up more than 3 users, copy this form and revise the user number to Individual User 4, 5, etc.

Supplier’s Authorized Signatory		For Internal Use of Citibank

* Signature:	/s/ Randal S. Dumas	Signature:
* Name (printed):	Randal S. Dumas	Name (printed):
* Date:	1/14/2014	Date:

Citibank Use Only
©2008 Citibank, N.A. All rights reserved. Citi and Arc Design and Citibank are trademarks and service marks of Citigroup Inc. or its affiliates, used and registered throughout the world.	Referring Buyer Co.:	AT&T Services, Inc.
	Supplier Control No.:	ATT